Exhibit 2.1

EXECUTION COPY

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

iGATE CORPORATION

and

MASTECH HOLDINGS, INC.

Dated as of September 30, 2008

- i -

- ii -

Section 9.22 Severability	54
Section 9.23 Construction	54
Section 9.24 Authorization	54

Schedule 1.1(19)	Continuing Arrangements
Schedule 1.1(39)	iGATE Balance Sheet
Schedule 1.1(46)(i)	iGATE Liabilities
Schedule 1.1(46)(vi)	iGATE Actions
Schedule 1.1(46)(vii)	iGATE Letters of Credit
Schedule 1.1(64)(v)	Mastech Assets
Schedule 1.1(69)(v)	Mastech Contracts
Schedule 1.1(72)	Mastech Group
Schedule 1.1(74)(i)	Mastech Liabilities
Schedule 1.1(74)(vi)	Mastech Actions
Schedule 1.1(74)(vii)	Mastech Letters of Credit
Schedule 2.4	Mastech Intercompany Amount

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INDEX OF DEFINED TERMS

Term	Page
Action	2
Affiliate	2
Agent	2
Agreement	1, 2
Agreement Disputes	2, 43
Amended Financial Reports	2, 31
AMEX	2
Ancillary Agreements	2
Assets	2
Audited Party	4, 31
Business	4
Business Day	4
Business Entity	4
Claims Administration	4
Code	1, 4
Commission	4
Confidential Business Information	4
Confidential Information	4
Confidential Operational Information	4
Consents	4
Continuing Arrangements	4
Contract	5
control	2
Conveyancing and Assumption Instruments	5
corporate opportunities	33
CPR	5, 44
Dispute Notice	5, 43
Distribution	5
Distribution Agent Agreement	5, 28
Distribution Date	5
Distribution Disclosure Documents	5
Effective Time	5
Employee Matters Agreement	5
Exchange Act	5
Form 10	5
Form 10-K	6
Governmental Approvals	6
Governmental Entity	6
Group	6
iGATE	1, 6
iGATE Accounts	6
iGATE Assets	6
iGATE Balance Sheet	7
iGATE Business	7

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iGATE Common Stock	7
iGATE Disclosure	7
iGATE Employee	8
iGATE Group	8
iGATE Indemnitees	8
iGATE Liabilities	8
Indebtedness	10
Indemnifiable Loss	10
Indemnifiable Losses	10
Indemnifying Party	10, 35
Indemnitee	10, 35
Information	10
Information Statement	10
Insurance Administration	10
Insurance Proceeds	11
Insured Claims	11
Intellectual Property	11
Intercompany Accounts	11
Internal Control Audit and Management Assessments	11, 31
Law	11
Liabilities	11
Liable Party	12, 24
Mastech	1, 12
Mastech Accounts	12
Mastech Assets	12
Mastech Balance Sheet	13
Mastech Business	13
Mastech Cash Top-Up	13, 20
Mastech Common Stock	1, 13
Mastech Contracts	13
Mastech Disclosure	13
Mastech Employee	14
Mastech Group	14
Mastech Indemnitees	14
Mastech Liabilities	14
Mastech Working Capital	16
Other Parties’ Auditors	16, 31
Other Party	16, 24
Other Party Marks	16, 30
Parties	1
Party	1, 16
Pennsylvania Courts	16, 53
Person	16
Plan	16
Policies	16
Pre-Separation Disclosure	16

- v -

Prime Rate	16
Record Date	16
Records	16
Rules	17, 44
Securities Act	17
Security Interest	17
Separation	1, 17
Software	17
Subsidiary	17
Tax	17
Tax Return	17
Tax Sharing Agreement	17
Third Party Claim	18, 35
Third Party Shared Policies	17
Trademarks	17
Transfer	18, 19
Transition Services Agreement	18
Wholly Owned Subsidiary	18

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of September 30, 2008, by and between iGATE Holdings, Inc., a Pennsylvania corporation (“iGATE”), and Mastech Holdings, Inc., a Pennsylvania corporation (“Mastech”) (each a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, iGATE, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Mastech Business;

WHEREAS, in order to provide greater flexibility for the management, capital requirements and growth of the Mastech Business while ensuring that iGATE can focus its time and resources on the development of the iGATE Business, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders to separate iGATE into two separate companies: one comprising the Mastech Business, which shall be owned and conducted, directly or indirectly, by Mastech, all of the common stock of which is intended to be distributed to iGATE’s shareholders, and one comprising the iGATE Business, which shall continue to be owned and conducted, directly or indirectly, by iGATE;

WHEREAS, in order to effect such separation, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders for iGATE to distribute to the holders of iGATE Common Stock on such Record Date as may be established by the Board of Directors of iGATE on a pro rata basis (in each case without consideration being paid by such stockholders) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Mastech (the “Mastech Common Stock”) (such transactions, as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Separation”);

WHEREAS, iGATE and Mastech have determined that it is necessary and desirable, on or prior to the Effective Time, to allocate, transfer or assign to the Mastech Group the Mastech Assets and Mastech Liabilities, and to allocate, transfer or assign to the iGATE Group the iGATE Assets and iGATE Liabilities;

WHEREAS, the Parties intend that the Distribution generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between them with respect to the Separation and Distribution and that certain other agreements will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following capitalized terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition and Section 1.1(92), “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. After the Distribution, iGATE and Mastech shall not be deemed to be under common control for purposes hereof due solely to the fact that iGATE and Mastech have common stockholders.

(3) “Agent” shall mean BNY Mellon Shareowner Services.

(4) “Agreement” shall have the meaning set forth in the preamble hereof.

(5) “Agreement Disputes” shall have the meaning set forth in Section 7.1.

(6) “Amended Financial Reports” shall have the meaning set forth in Section 4.3(c).

(7) “AMEX” shall mean the American Stock Exchange.

(8) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement (and other documents contemplated thereby)) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the Transition Services Agreement and the Employee Matters Agreement.

(9) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, and other transportation equipment, special and general tools, test devices, and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(10) “Audited Party” shall have the meaning set forth in Section 4.3(b).

(11) “Business” shall mean the iGATE Business or the Mastech Business, as applicable.

(12) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Pittsburgh, Pennsylvania.

(13) “Business Entity” shall mean any corporation, partnership, trust, limited liability company or other incorporated or unincorporated organization or other entity which may legally hold title to Assets.

(14) “Claims Administration” shall mean the administration of claims made under the Third Party Shared Policies, including the reporting of claims to the unaffiliated, third-party insurance carriers that issued the Third Party Shared Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.

(15) “Code” shall have the meaning set forth in the recitals hereto.

(16) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

(17) “Confidential Information” shall mean business, operations or other information, data or material concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to the other Party or its Affiliates, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.1 or Section 6.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Affiliates or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(18) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(19) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(19) and such other commercial arrangements between the Parties or their Affiliates that are intended to survive and continue following the Effective Time.

(20) “Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

(21) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as the Parties shall reasonably agree.

(22) “CPR” shall have the meaning set forth in Section 7.3.

(23) “Dispute Notice” shall have the meaning set forth in Section 7.1(a).

(24) “Distribution” shall mean the distribution by iGATE of all of the issued and outstanding shares of Mastech Common Stock to holders of record of shares of iGATE Common Stock as of the Record Date on the basis of one share of Mastech Common Stock for every 15 issued and outstanding shares of iGATE Common Stock.

(25) “Distribution Agent Agreement ” shall have the meaning set forth in Section 3.5(a).

(26) “Distribution Date” shall mean September 30, 2008, or such later date as shall be determined by the Board of Directors of iGATE to be the date on which the Distribution shall occur.

(27) “Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), the current report on Form 8-K attaching the final form of Information Statement and the registration statement on Form S-8 related to securities to be offered under Mastech’s employee benefit plans, in each case as filed by Mastech with the Commission in connection with the Distribution.

(28) “Effective Time” shall mean 11:59 p.m., Pittsburgh, Pennsylvania time, on September 30, 2008.

(29) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between iGATE and Mastech, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(30) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(31) “Form 10” shall mean the registration statement on Form 10 filed by Mastech with the Commission in connection with the Distribution and all amendments thereto.

(32) “Form 10-K” shall mean the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed by iGATE and all amendments thereto.

(33) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(34) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

(35) “Group” shall mean either the Mastech Group or the iGATE Group.

(36) “iGATE” shall have the meaning set forth in the preamble hereof.

(37) “iGATE Accounts” means any bank or brokerage account owned by iGATE or any other member of the iGATE Group.

(38) “iGATE Assets” shall mean:

(i) the ownership interests (to the extent held by iGATE, Mastech or any of their respective Affiliates immediately prior to the Effective Time) in each member of the iGATE Group;

(ii) all Contracts to which iGATE, Mastech or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of iGATE, Mastech, or any of their respective Affiliates arising thereunder;

(iii) all Assets owned, leased or held by iGATE, Mastech, or any of their respective Affiliates immediately prior to the Effective Time, including inventory, accounts receivable, goodwill, and all Assets reflected on the iGATE Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the iGATE Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of such Assets subsequent to the date of such balance sheet;

(iv) subject to ARTICLE VIII, any rights of any member of the iGATE Group under any Third Party Shared Policies to the extent related to the iGATE Business;

(v) Any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the iGATE Group;

(vi) all iGATE Accounts, and all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;

(vii) the amount, if any, by which the Mastech Working Capital exceeds $8,500,000 as of the Effective Time.

(viii) the contract rights, licenses, trade secrets, know-how, and any other rights and Intellectual Property, and any other rights, claims or properties, in each case of any member of the iGATE Group and as of the Effective Time;

(ix) any collateral securing any iGATE Liability immediately prior to the Effective Time; and

(x) all other Assets that are held by any member of the iGATE Group as of the Effective Time and that are used or held primarily for use in or necessary to the operation of the iGATE Business.

Notwithstanding the foregoing, the iGATE Assets shall not in any event include the Assets listed or described on Schedule 1.1(64)(v).

(39) “iGATE Balance Sheet” shall mean the unaudited pro forma balance sheet of iGATE (after giving effect to the Distribution), as set forth on Schedule 1.1(39); provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to iGATE or any member of the iGATE Group or vice versa in connection with the Separation and prior to the Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the iGATE Balance Sheet, as the case may be.

(40) “iGATE Business” shall mean:

(i) all businesses and operations of the iGATE Group;

(ii) any other business, operations, or assets where such business was conducted through the use of the iGATE Assets prior to the Effective Time;

(iii) the businesses and operations of Business Entities acquired or established by or for any member of the iGATE Group after the Effective Time.

provided, however, the iGATE Business shall not include any business, operation, or asset expressly included in the Mastech Business pursuant to this Agreement.

(41) “iGATE Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of iGATE.

(42) “iGATE Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to

(i) the Commission,

(ii) any other Governmental Entity, or

(iii) holders of any securities of any member of the iGATE Group,

on or after the Effective Time by or on behalf of any member of the iGATE Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(43) “iGATE Employee” shall have the meaning set forth in the Employee Matters Agreement.

(44) “iGATE Group” shall mean (i) iGATE and each of its Affiliates immediately following the Effective Time and (ii) each Person that is or becomes an Affiliate of iGATE at or after the Effective Time, in each case, other than the members of the Mastech Group.

(45) “iGATE Indemnitees” shall mean each member of the iGATE Group and each of their Affiliates, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Mastech Indemnitees.

(46) “iGATE Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(46)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the iGATE Group;

(ii) any and all Liabilities of iGATE, Mastech, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the iGATE Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of iGATE, Mastech, or any of their respective Affiliates whether or not such act or failure to act is or was within such Person’s authority) with respect to the iGATE Business;

(B) the operation or conduct of any business conducted by any member of the iGATE Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of iGATE or any of its Affiliates after the Effective Time whether or not such act or failure to act is or was within such Person’s authority) with respect to the iGATE Business; or

(C) any iGATE Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly owned or managed by, or associated with, any member of the iGATE Group or any of the iGATE Businesses;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) a misstatement or omission contained in the sections of the Distribution Disclosure Documents;

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to the iGATE Business; and

(C) any iGATE Disclosure;

(v) any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the iGATE Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, arising out of or resulting from any Action listed or described on Schedule 1.1(46)(vi);

(vii) any and all Liabilities as a guarantor under any guarantees and obligations under letters of credit listed or described on Schedule 1.1(46)(vii);

(viii) the Mastech Cash Top-Up, if any;

(ix) all Liabilities reflected as Liabilities or obligations on the iGATE Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the iGATE Balance Sheet; and

(x) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the iGATE Business.

Notwithstanding the foregoing, the iGATE Liabilities shall not in any event include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Mastech Group, including any Liabilities set forth on Schedule 1.1(74)(i), or for which any member of the Mastech Group is liable pursuant to this Agreement or such Ancillary Agreement.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE AN iGATE LIABILITY SOLELY AS A RESULT OF iGATE OR ANY OTHER MEMBER OF THE iGATE GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(47) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, Security Interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(48) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including costs and expenses provided for in Section 9.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party).

(49) “Indemnifying Party” shall have the meaning set forth in Section 5.4(b).

(50) “Indemnitee” shall have the meaning set forth in Section 5.4(b).

(51) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(52) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of shares of iGATE Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(53) “Insurance Administration” shall mean, with respect to each Third Party Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Third Party Shared Policy; (ii) the reporting to the relevant unaffiliated, third-party insurer that issues such Third Party Shared Policy of any losses or claims which may be covered by such Third Party Shared Policy; and (iii) the distribution of Insurance Proceeds related to such Third Party Shared Policy, subject to the terms of ARTICLE VIII.

(54) “Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Shared Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(55) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(56) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(57) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of the iGATE Group, on the one hand, and any member of the Mastech Group, on the other hand, that is reflected in the Records of the relevant members of the iGATE Group and the Mastech Group, except for any trade related receivables or payments between the parties and any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement or Continuing Arrangement.

(58) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 4.3(a).

(59) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(60) “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

(61) “Liable Party” shall have the meaning set forth in Section 2.11(b).

(62) “Mastech” shall have the meaning set forth in the preamble hereto.

(63) “Mastech Accounts” means any bank or brokerage account owned by Mastech or any other member of the Mastech Group.

(64) “Mastech Assets” shall mean:

(i) the ownership interests (to the extent held by iGATE, Mastech or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Mastech Group;

(ii) all Mastech Contracts, any rights or claims (whether accrued or contingent) of iGATE, Mastech, or any of their respective Affiliates, arising thereunder;

(iii) all Assets owned, leased or held by iGATE, Mastech, or any of their respective Affiliates immediately prior to the Effective Time that, in iGATE’s reasonable determination, are used exclusively in the Mastech Business, including inventory, accounts receivable, goodwill, and all Assets reflected on the Mastech Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the Mastech Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of such Assets subsequent to the date of such balance sheet;

(iv) the Assets listed or described on Schedule 1.1(64)(v) and any and all Assets that are expressly contemplated by this Agreement, any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Mastech Group;

(v) the Mastech Cash Top-Up, if any;

(vi) all Mastech Accounts, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, iGATE which may occur on or prior to the Effective Time; and

(vii) the contract rights, licenses, trade secrets, know-how, and any other rights and Intellectual Property, and any other rights, claims or properties, in each case of any member of the Mastech Group and as of the Effective Time.

Notwithstanding the foregoing, the Mastech Assets shall not in any event include:

(A) the iGATE Assets; or

(B) any iGATE Assets or other Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the iGATE Group.

(65) “Mastech Balance Sheet” shall mean the unaudited balance sheet of the Mastech Business, as of June 30, 2008, that is included in the Information Statement; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Mastech or any member of the Mastech Group or vice versa in connection with the Separation and prior to the Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Mastech Balance Sheet, as the case may be.

(66) “Mastech Business” shall mean:

(i) the business and operations of the Mastech professional staffing segment of iGATE as described in the Information Statement;

(ii) any other business, operations, or assets where such business was conducted exclusively through the use of the Mastech Assets prior to the Effective Time, and

(iii) the businesses and operations of Business Entities acquired or established by or for any member of the Mastech Group after the Effective Time.

(67) “Mastech Cash Top-Up” shall have the meaning set forth in Section 2.5.

(68) “Mastech Common Stock” shall have the meaning set forth in the recitals hereto.

(69) “Mastech Contracts” shall mean the following Contracts to which iGATE or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the iGATE Group to Mastech pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Mastech Group;

(ii) any Contract that relates exclusively to the Mastech Business;

(iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment exclusively used by any member of the Mastech Group;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Mastech Group;

(v) the Contracts listed or described on Schedule 1.1(69)(v).

(70) “Mastech Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to

(i) the Commission,

(ii) any other Governmental Entity, or

(iii) holders of any securities of any member of the Mastech Group,

on or after the Effective Time by or on behalf of any member of the Mastech Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(71) “Mastech Employee” shall have the meaning set forth in the Employee Matters Agreement.

(72) “Mastech Group” shall mean Mastech and each Person identified on Schedule 1.1(72), and each Person that is or becomes an Affiliate of Mastech at or after the Effective Time.

(73) “Mastech Indemnitees” shall mean each member of the Mastech Group and each of their Affiliates, and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(74) “Mastech Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(74)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Mastech Group;

(ii) any and all Liabilities of iGATE, Mastech, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the Mastech Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of iGATE, Mastech, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Mastech Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Mastech or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Mastech Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly owned or managed by, or associated with any member of the Mastech Group or any of the Mastech Businesses;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) the Distribution Disclosure Documents (including the Form 10 and the Information Statement);

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to the Mastech Business; and

(C) any Mastech Disclosure;

(v) any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Mastech Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, resulting from, or arising out of any Action listed or described on Schedule 1.1(74)(vi);

(vii) any and all Liabilities as a guarantor under any guarantees and obligations under letters of credit listed or described on Schedule 1.1(74)(vii);

(viii) all Liabilities reflected as Liabilities or obligations on the Mastech Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Mastech Balance Sheet;

(ix) the amount, if any, by which the Mastech Working Capital exceeds $8,500,000 as of the Effective Time.

(x) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the Mastech Business; and

(xi) any and all Liabilities of any Business Entity that, following the Distribution, will be owned, directly or indirectly, by Mastech, except for those Liabilities assumed or retained by a member of the iGATE Group pursuant to the Reorganization Documents.

Notwithstanding the foregoing, the Mastech Liabilities shall in any event not include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the iGATE Group, including any Liabilities set forth on Schedule 1.1(46)(i), or for which any member of the iGATE Group is liable pursuant to this Agreement or such Ancillary Agreement.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A MASTECH LIABILITY SOLELY AS A RESULT OF MASTECH OR ANY OTHER MEMBER OF THE MASTECH GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(75) “Mastech Working Capital” shall mean Mastech’s current assets less Mastech’s current liabilities computed in accordance with United States Generally Accepted Accounting Principles.

(76) “Other Parties’ Auditors” shall have the meaning set forth in Section 4.3(b).

(77) “Other Party” shall have the meaning set forth in Section 2.11(a).

(78) “Other Party Marks” shall have the meaning set forth in Section 4.2(a).

(79) “Party” shall have the meaning set forth in the preamble hereof.

(80) “Pennsylvania Courts” shall have the meaning set forth in Section 9.19.

(81) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(82) “Plan” shall have the meaning set forth in the Employee Matters Agreement.

(83) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(84) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to

(i) the Commission,

(ii) any other Governmental Entity, or

(iii) holders of any securities of iGATE or any of its Affiliates,

prior to the Effective Time by iGATE, Mastech, or any of their respective Affiliates, in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(85) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York, New York. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(86) “Record Date” shall mean the date to be determined by the Board of Directors of iGATE as the record date for the Distribution.

(87) “Records” shall mean any Contracts, documents, books, records or files.

(88) “Rules” shall have the meaning set forth in Section 7.2.

(89) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(90) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(91) “Separation” shall have the meaning set forth in the recitals hereto.

(92) “Software” shall mean all computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

(93) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(94) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(95) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(96) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and between iGATE, Mastech, and certain members of the iGATE Group and the Mastech Group, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.

(97) “Third Party Claim” shall have the meaning set forth in Section 5.4(b).

(98) “Third Party Shared Policies” shall mean all Policies, whether or not in force at the Effective Time, issued by unaffiliated third-party insurers to iGATE, Mastech, or any of their respective Affiliates, which cover risks that relate to both the iGATE Business and the Mastech Business prior to the Effective Time.

(99) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing.

(100) “Transfer” shall have the meaning set forth in Section 2.2(a).

(101) “Transition Services Agreement” shall mean the Transition Services Agreement by and between iGATE and Mastech, dated as of the date hereof, and substantially in the form attached as Exhibit D hereto.

(102) “Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

(iv) references in this Agreement to any time shall be to Pittsburgh, Pennsylvania time unless otherwise expressly provided herein.

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4 Other Matters. The Ancillary Agreements will govern iGATE’s and Mastech’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, iGATE, Mastech and their respective Subsidiaries shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.7, (i) all of iGATE’s and its Subsidiaries’ right, title and interest in and to the Mastech Assets will be owned or held by a member or members of the Mastech Group, the Mastech Business will be conducted by the members of the Mastech Group and the Mastech Liabilities will be assumed directly or indirectly by (or retained by) a member of the Mastech Group; and (ii) all of iGATE’s and its Subsidiaries’ right, title and interest in and to the iGATE Assets will be owned or held by a member or members of the iGATE Group, the iGATE Business will be conducted by the members of the iGATE Group and the iGATE Liabilities will be assumed directly or indirectly by (or retained by) a member of the iGATE Group.

Section 2.2 Transfer of Assets.

(a) On or prior to the Effective Time and to the extent not already completed:

(i) iGATE shall and hereby does, on behalf of itself and the other members of the iGATE Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to Mastech or another member of the Mastech Group all of iGATE’s and the other members’ of the iGATE Group’s right, title and interest in and to the Mastech Assets; and

(ii) Mastech shall and hereby does, on behalf of itself and the other members of the Mastech Group, as applicable, Transfer to iGATE or another member of the iGATE Group all of Mastech’s and the other members’ of the Mastech Group’s right, title and interest in and to the iGATE Assets.

(b) Unless otherwise agreed to by the Parties, each of iGATE and Mastech, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to Section 2.2(a) or Section 2.7.

Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, from and after the Effective Time, (a) iGATE shall, or shall cause another member of the iGATE Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the iGATE Liabilities and (b) Mastech shall, or shall cause another member of the Mastech Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the Mastech Liabilities, in each case regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the iGATE Group or the Mastech Group, as the case may be, or any of their past or present respective directors, officers, employees or agents, (iv) which entity is named in any Action associated with any Liability and (v) whether the facts on which they are based occurred prior to, on or after the date hereof.

Section 2.4 Intercompany Accounts. Any amounts attributable to the Mastech Group that are part of any Intercompany Account (other than receivables, payables and loans otherwise specifically provided for under or created by this Agreement or any Ancillary Agreement or Continuing Arrangements) which exists and is reflected immediately prior to the Effective Time in any general ledger account or other Records of iGATE, Mastech or any of their respective Affiliates, other than the amounts payable by Mastech to iGATE that are set forth on Schedule 2.4, shall immediately before the Effective Time be deemed settled, via a distribution by Mastech (or a member of the Mastech Group) of any receivable due from iGATE (or a member of the iGATE Group). Any amounts owed to iGATE or a member of the iGATE Group by Mastech or a member of the Mastech Group shall be contributed to the capital of Mastech.

Section 2.5 Adjustment to Mastech’s Cash Balance. If, at the Effective Time, the Mastech Working Capital is less than $8,500,000 and Mastech’s cash and cash equivalents are less than $2,000,000, iGATE shall transfer to Mastech cash or cash equivalents equal to the lesser of (a) the difference between $2,000,000 and Mastech’s cash and cash equivalents at the Effective Time or (b) the amount of cash necessary to cause Mastech’s working capital to be $8,500,000 at the Effective Time (the “Mastech Cash Top-Up”). If, at the Effective Time, the Mastech Working Capital is greater than $8,500,000, Mastech shall transfer to iGATE cash or cash equivalents equal to the difference between the Mastech Working Capital at the Effective Time and $8,500,000. The cash transfer as aforesaid shall occur as soon as practical, after an accounting of the Mastech Working Capital is completed but no later than thirty (30) days after the Effective Time.

Section 2.6 Certain Payments. As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.7 Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Distribution Disclosure Documents, Liability for which will be governed by Section 2.3) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.4 or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than as expressly set forth in this Agreement, any Ancillary Agreement or any Continuing Arrangements or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement, any Ancillary Agreement or any Continuing Arrangements or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such Contract, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or Continuing Arrangement, and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or Continuing Arrangement, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute iGATE Assets or Mastech Assets, iGATE Liabilities, or Mastech Liabilities, such Contracts shall be assigned or retained pursuant to ARTICLE II); and

(ii) any Contracts, agreements, arrangements, commitments or understandings to which any non-Wholly Owned Subsidiary or non-Wholly Owned Affiliate of iGATE or Mastech is a Party.

Section 2.8 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or assumptions contemplated by this ARTICLE II shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this ARTICLE II. In the event that any such Transfer or assumption of Assets or Liabilities has not been consummated from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset or Liability is to be Transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the iGATE Group or the Mastech Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the Transfer, assignment or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer or assignment of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset (or relevant member of its Group) and (ii) be indemnified for all Indemnifiable Losses arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) Until the earlier of (i) receipt of audit opinions with respect to each Party’s financial statements for the year ended December 31, 2009 or (ii) the two year anniversary of this Agreement, if either Party (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a Mastech Asset or iGATE Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such Transfer, contribution, assignment, distribution or conveyance, the receiving party shall assume all Liabilities related to such asset.

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, telegrams, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, telegrams, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 9.6. The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.9 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Effective Time, or after the Effective Time with respect to Section 2.7, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all right, title and interest in and to its accepted Assets.

Section 2.10 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.11 Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law or fraud in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

Section 2.12 Disclaimer of Representations and Warranties. EACH OF iGATE (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE iGATE GROUP), AND MASTECH (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE MASTECH GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Stock Dividend to iGATE; Distribution. Prior to the Distribution Date, Mastech shall issue to iGATE as a stock dividend such number of shares of Mastech Common Stock (or iGATE and Mastech shall take or cause to be taken such other appropriate actions to ensure that iGATE has the requisite number of shares of Mastech Common Stock) as may be requested by iGATE after consultation with Mastech in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by iGATE) all of the issued and outstanding shares of Mastech Common Stock. Subject to the conditions and other terms in this ARTICLE III, iGATE will cause the Agent on the Distribution Date to distribute all of the outstanding shares of Mastech Common Stock then owned by iGATE to the holders of iGATE Common Stock on the Record Date, and to credit the appropriate class and number of such shares of Mastech Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Mastech Common Stock. For stockholders of iGATE who own iGATE Common Stock through a broker or other nominee, their shares of Mastech Common Stock will be credited to their respective accounts by such broker or nominee. Subject to conditions and other terms in this ARTICLE III, each holder of iGATE Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one share of Mastech Common Stock for every 15 shares of iGATE Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Mastech Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 3.2 Fractional Shares. iGATE stockholders who, after aggregating the number of shares of Mastech Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Mastech Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Mastech Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Mastech Common Stock allocable to each other holder of record or beneficial owner of iGATE Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Mastech Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. iGATE shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of iGATE, Mastech or the applicable Agent will guarantee any minimum sale price for the fractional shares of Mastech Common Stock. Neither iGATE nor Mastech will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of iGATE or Mastech. Any Mastech Common Stock or cash in lieu of fractional shares with respect to Mastech Common Stock that remains unclaimed by any holder of record one hundred-eighty (180) days after the Distribution Date shall be delivered to Mastech. Mastech shall hold such Mastech Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to Mastech for such Mastech Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

Section 3.3 Actions in Connection with the Distribution.

(a) Mastech shall file such amendments and supplements to the Form 10 as iGATE may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 and Information Statement as may be required by the Commission or federal, state or foreign securities Laws. iGATE shall mail to the holders of iGATE Common Stock, at such time on or prior to the Distribution Date as iGATE shall determine, the Information Statement included in the Form 10, as well as any other information concerning Mastech, Mastech’s business, operations and management, the Separation and such other matters as iGATE shall reasonably determine are necessary and as may be required by Law.

(b) Mastech shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from iGATE, Mastech shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that iGATE determines is necessary or desirable to effectuate the Distribution, and iGATE and Mastech shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from iGATE, Mastech shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the AMEX of the Mastech Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) Nothing in this Section 3.3 shall be deemed, by itself, to create a Liability of iGATE for any portion of the Form 10.

Section 3.4 Sole Discretion of iGATE. iGATE shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, iGATE may, in accordance with Section 9.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of Mastech, any other member of the Mastech Group, any Mastech Employee or any Third-Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Board of Directors of iGATE.

Section 3.5 Conditions to Distribution. Subject to Section 3.4, the following are conditions to the consummation of the Distribution. The obligation of iGATE to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by iGATE, in its sole and absolute discretion, of each of the following conditions:

(a) iGATE shall enter into a distribution agent agreement with the Agent (the “Distribution Agent Agreement ”) providing for, among other things, (i) the payment of the Distribution to the holders of iGATE Common Stock in accordance with this Article III and the Distribution Agent Agreement, and (ii) the designation of Mastech as a third party beneficiary. iGATE and Mastech shall deliver to the Distribution Agent (i) book-entry transfer authorizations for all of the outstanding shares of Mastech Common Stock to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, Mastech shall provide to the Distribution Agent book-entry transfer authorizations of Mastech Common Stock that the Distribution Agent shall require in order to further effect the Distribution.

(b) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto;

(c) The Mastech Common Stock to be delivered in the Distribution shall have been approved for listing on the AMEX, subject to official notice of distribution;

(d) On or prior to the Effective Time, all necessary actions shall be taken to adopt the form of certificate of incorporation and by-laws filed by Mastech with the Commission as exhibits to the Form 10.

(e) On or prior to the Effective Time, iGATE and Mastech shall take all necessary action to cause Mastech to form its Board of Directors.

(f) On or prior to the Effective Time, (i) iGATE shall cause all of its employees and any employees of its Affiliates who will become a Mastech Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the iGATE Group in which they serve, unless such person will continue as a director of iGATE after the Effective Time, and (ii) Mastech shall cause all of its employees and any employees of its Affiliates who will become an iGATE Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Mastech Group in which they serve, unless such person will continue as a director of Mastech after the Effective Time. No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

(g) On or prior to the Effective Time, iGATE and Mastech shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

(h) iGATE shall have obtained an opinion from Reed Smith LLP, its tax counsel, in form and substance satisfactory to iGATE (in its sole discretion), substantially to the effect that the Distribution will qualify as tax-free for Federal income tax purposes under Section 355 of the Code;

(i) iGATE shall have obtained a solvency opinion from Stout Risius & Ross, Inc., in form and substance satisfactory to iGATE (in its sole discretion), which solvency opinion shall provide such firm’s opinion that Mastech will be solvent following the Distribution.

(j) All permits, registrations and Consents required under the securities or blue sky Laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been obtained and be in full force and effect; and

(k) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto, including the Transfer of Assets and assumption of Liabilities pursuant to Article II hereof, shall be in effect.

Each of the foregoing conditions is for the sole benefit of iGATE and shall not give rise to or create any duty on the part of iGATE or the Board of Directors of iGATE to waive or not waive any such condition. Any determination made by iGATE, in its sole and absolute discretion prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.5 shall be conclusive and binding on the Parties.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 No Solicitation. None of iGATE or Mastech or any member of their respective Groups will from the Effective Time through and including the two year anniversary of the Effective Time, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage (i) in the case of iGATE or any other member of the iGATE Group, any employee at the level of vice president or higher, and in the case of Mastech or any other member of the Mastech Group, any employee at the level of vice president or higher or (ii) any employee working at a facility or location at which employees of the other Party or member of the other Party’s Group also work to leave his or her employment; provided, however, that nothing in this Section 4.1 shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 4.2 Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within thirty (30) days thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of Mastech, “iGATE” or any other name or Trademark containing the words “iGATE”, and in the case of iGATE, “Mastech” or any other name or Trademark containing the words “Mastech”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) making factual reference that it was formerly affiliated with iGATE, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than thirty (30) days following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer Software and other materials and systems; provided, however, that Mastech shall promptly after the Distribution Date and continuing for a period of thirty (30) days post a disclaimer in a form and manner reasonably acceptable to iGATE on the “www.mastech.com” website informing its customers that as of the Effective Time and thereafter Mastech, and not iGATE, is responsible for the operation of the Mastech Business, including such website and any applicable services. Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 4.2 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time. The Parties shall (and shall cause the other members of its Group to) not use the Other Party Marks as permitted in this Section 4.2 in a manner that is reasonably likely to reflect negatively on such names or marks, or on the other Party or its Affiliates.

(b) Notwithstanding the foregoing requirements of Section 4.2(a), if any Party or any member of such Party’s Group used commercially reasonable efforts to comply with Section 4.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use commercially reasonable efforts to effectuate such name change and does effectuate such name change within six (6) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “Mastech” or “iGATE” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 4.2(a), Mastech shall not be required to change any name including the words “iGATE” in any third-party Contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Mastech on a prospective basis from and after the Distribution Date shall change the name in any new or amended third-party Contract or license or property record and (ii) Mastech shall not advertise or make public any continued use of the “iGATE” name permitted by this Section 4.2(c).

Section 4.3 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(b) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct the 2008 Internal Control Audit and Management Assessments.

(c) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2003 and December 31, 2008, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(d) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(e) Third Party Agreements. Nothing in this Section 4.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 4.4 No Restrictions on Corporate Opportunities.

(a) In the event that iGATE or any other member of the iGATE Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both iGATE or any other member of the iGATE Group and Mastech or any other member of the Mastech Group, neither iGATE nor any other member of the iGATE Group, shall have any duty to communicate or present such corporate opportunity to Mastech or any other member of the Mastech Group and shall not be liable to Mastech or any other member of the Mastech Group or to Mastech’s stockholders for breach of any fiduciary duty as a stockholder of Mastech by reason of the fact that iGATE or any other member of the iGATE Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Mastech or any other member of the Mastech Group.

(b) In the event that Mastech or any other member of the Mastech Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both iGATE or any other member of the iGATE Group and Mastech or any other member of the Mastech Group, neither Mastech nor any other member of the Mastech Group shall have any duty to communicate or present such corporate opportunity to iGATE or any other member of the iGATE Group and shall not be liable to iGATE or any other member of the iGATE Group or to iGATE’s stockholders for breach of any fiduciary duty as a stockholder of iGATE by reason of the fact that Mastech or any other member of the Mastech Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to iGATE or any other member of the iGATE Group.

(c) For the purposes of this Section 4.4, “corporate opportunities“ of Mastech or any other member of the Mastech Group shall include, but not be limited to, business opportunities that Mastech or any other member of the Mastech Group that are, by their nature, in a line of business of Mastech or any other member of the Mastech Group, including the Mastech Business and in which, by embracing the opportunities, the self-interest of iGATE or any other member of the iGATE Group or any of their officers or directors will be brought into conflict with that of Mastech or any other member of the Mastech Group, and corporate opportunities of iGATE or any other member of the iGATE Group shall include, but not be limited to, business opportunities that iGATE or any other member of the iGATE Group that are, by their nature, in a line of business of iGATE or any other member of the iGATE Group and in which, by embracing the opportunities, the self-interest of Mastech or any other member of the Mastech Group or any of their officers or directors will be brought into conflict with that of iGATE or any other member of the iGATE Group.

ARTICLE V

RELEASES AND INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise provided in any Ancillary Agreement, and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this ARTICLE V, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their respective Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with all activities to implement the Distribution, the Separation and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements.

(b) Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and Distribution and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i) any Liability assumed, Transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to iGATE, any iGATE Liability and (B) with respect to Mastech, any Mastech Liability;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a third-party, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability with respect to any Continuing Arrangements.

In addition, nothing contained in Section 5.1(a) shall release iGATE from indemnifying any director, officer or employee of Mastech who was a director, officer or employee of iGATE or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time, it being understood that if the underlying obligation giving rise to such Action is a Mastech Liability, Mastech shall indemnify iGATE for such Liability (including iGATE’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE V.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any and all Liabilities released pursuant to Section 5.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between one Party (and/or a member of such Party’s Group) and the other Party (and/or a member of such other Party’s or parties’ Group) (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 5.1(a) and 5.1(b).

(e) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE V.

(f) At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by iGATE. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, iGATE shall indemnify, defend and hold harmless the Mastech Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the iGATE Liabilities or (ii) any breach by any member of the iGATE Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3 Indemnification by Mastech. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Mastech shall indemnify, defend and hold harmless the iGATE Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Mastech Liabilities or (ii) any breach by Mastech or any member of the Mastech Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 5.4(b)), within ten (10) Business Days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).

(b) Third Party Claims. If a claim or demand is made against an iGATE Indemnitee or a Mastech Indemnitee (each, an “Indemnitee“) by any Person who is not a party to this Agreement or an Ancillary Agreement or an Affiliate of a Party (a “Third Party Claim“) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this ARTICLE V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party“) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within ten (10) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of a Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(g) Except as otherwise provided in Section 9.20, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this ARTICLE V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Mastech Liability or iGATE Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE V against any Indemnifying Party.

(h) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(i) Any Indemnitee that has made a claim for indemnification pursuant to this Section 5.4 shall use commercially reasonable efforts to mitigate any Indemnifiable Losses in respect thereof.

Section 5.5 Indemnification Payments. Indemnification required by this ARTICLE V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 5.6 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this ARTICLE V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE V shall survive the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities.

ARTICLE VI

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 6.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE V (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE V, and subject to appropriate restrictions for classified, privileged or Confidential Information:

(a) After the Effective Time, upon the prior written request by Mastech for specific and identified Information which relates to (x) Mastech or the conduct of the Mastech Business, as the case may be, up to the Effective Time, or (y) any Ancillary Agreement to which iGATE and Mastech are parties, iGATE shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of iGATE or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b) After the Effective Time, upon the prior written request by iGATE for specific and identified Information which relates to (x) iGATE or the conduct of the iGATE Business up to the Effective Time, or (y) any Ancillary Agreement to which Mastech and iGATE are parties, Mastech shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Mastech or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

Section 6.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE V (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE V, from and after the Effective Time, each of iGATE and Mastech shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or Confidential Information and to the requirements of any applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are Parties. Nothing in this Section 6.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information. Each of iGATE and Mastech shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential to the same extent as is applicable to the Parties.

Section 6.3 Witness Services. At all times from and after the Effective Time, each of iGATE and Mastech shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party.

Section 6.4 Confidentiality.

(a) Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Mastech Business or the iGATE Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of

Section 6.4(a). Such continued right to use may not be Transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 9.9.

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 6.5 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the iGATE Group and the Mastech Group, and that each of the members of the iGATE Group and the Mastech Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of iGATE or Mastech or their successors or assigns, as the case may be. With respect to such post-Separation services, the Parties agree as follows:

(i) iGATE shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the iGATE Business, whether or not the privileged information is in the possession of or under the control of iGATE or Mastech. iGATE shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting iGATE Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by iGATE, whether or not the privileged information is in the possession of or under the control of iGATE or Mastech or their successors or assigns; and

(ii) Mastech shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Mastech Business, whether or not the privileged information is in the possession of or under the control of iGATE or Mastech or their successors or assigns. Mastech shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Mastech Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Mastech, whether or not the privileged information is in the possession of or under the control of iGATE or Mastech or their successors or assigns.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.5, with respect to all privileges not allocated pursuant to the terms of Section 6.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both iGATE and Mastech in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of iGATE and Mastech as set forth in Section 6.4 and Section 6.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1 and Section 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.6 Ownership of Information. Except for information transferred pursuant to Section 6.8, any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VI shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 6.7 Other Agreements. The rights and obligations granted under this ARTICLE VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 6.8 Record Retention. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each Party shall use its commercially reasonable efforts to retain, in accordance with such Party’s record retention policies in effect from time to time, applicable to such Information, all significant Information in such Party’s possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of two (2) years following the Distribution Date, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.8 in a manner that avoids any such harm or consequence.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Negotiation.

(a) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsel, chief legal officer or other appropriate executive officer of the relevant Parties (or such other executive officer designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”) and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Within thirty (30) days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments supporting that position, the name and title of the executive who will represent the party and any other person(s) who will attend settlement meetings.

(b) In the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 7.1, and if arbitration proceedings are initiated pursuant to Section 7.2 within one hundred-eighty (180) days following receipt of the Dispute Notice, (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration, but shall be considered as to have been disclosed for settlement purposes.

Section 7.2 Arbitration. If the Agreement Dispute has not been resolved for any reason after forty-five (45) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration conducted where the Parties agree it would be most convenient, and in the absence of agreement in Pittsburgh, Pennsylvania before and in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, except as modified herein (the “Rules”).

Section 7.3 Selection of Arbitrator(s). In the event that any Party’s claim or counterclaims equals or exceed two million dollars ($2,000,000), exclusive of interest or attorneys’ fees, the Agreement Dispute shall be heard and determined by three (3) arbitrators; otherwise, the Agreement Dispute shall be heard and determined by one (1) arbitrator. In the event that one arbitrator shall hear the Agreement Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to agree on an arbitrator within thirty (30) days of the receipt by respondent of a copy of the demand for arbitration, then the arbitrator shall be selected and appointed by the International Institute for Conflict Prevention & Resolution (“CPR”) in accordance with the listing and ranking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. In the event that three (3) arbitrators shall hear the Agreement Dispute, and if there are only two (2) Parties to the arbitration, each Party shall appoint its arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the CPR in accordance with the listing and ranking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, CPR shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrator(s), whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE VII shall be determined by the arbitrator(s).

Section 7.4 Arbitration Procedures. The arbitrator(s) shall attempt to resolve the disputed based on pleadings, sworn statements and other written materials without the need for live hearings. In the event the arbitrator(s) determine that oral argument is beneficial to the arbitrator(s) understanding of the issues, oral argument may be conducted. In the event the arbitrator(s) determine that live hearings are necessary for the proper resolution of the dispute, a hearing shall be conducted. Any oral argument to be conducted shall be held no later than one hundred-fifty (150) days following appointment of the arbitrator(s). Any hearing to be conducted shall be held no later than one hundred-eighty (180) days following appointment of the arbitrator(s).

Section 7.5 Discovery. The arbitrator(s), consistent with the expedited nature of arbitration, shall permit discovery only if there is clear and convincing evidence that discovery is necessary. If the arbitrator(s) so determine, they may permit limited document discovery and no more than three depositions per party of no more than eight (8) hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within ninety (90) days following the appointment of the arbitrator(s). Adherence to formal rules of evidence shall not be required and the arbitrator(s) shall consider any evidence and testimony that the arbitrator(s) determine to be relevant, in accordance with the

Rules and procedures that the arbitrator(s) determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrator(s) shall apply the substantive Laws of the Commonwealth of Pennsylvania, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section 7.6 Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. All negotiations, conferences and discussions pursuant to this ARTICLE VII shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 7.7 Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute or to require witnesses to obey subpoenas issued by the arbitrator(s). Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrator(s) and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 7.8 Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this ARTICLE VII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

Section 7.9 Awards. The arbitrator(s) shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within thirty (30) days following the submission of all written materials in support of and in opposition to any claim, or if there is a hearing, within thirty (30) days of such hearing. The arbitrator(s) shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party

Claim and the arbitrator(s) are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed thirty (30) days.

Section 7.10 Costs. If any Party attempts, unsuccessfully, to prevent an arbitration dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VII shall be borne by the non-prevailing Party as determined by the arbitrator.

Section 7.11 Adherence to Time Limits. In accepting appointment, an arbitrator shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this ARTICLE VII or in the Rules may be modified upon written agreement of the parties and the arbitrator(s) or by order of the arbitrator(s) for good cause shown. Any failure of the arbitrator(s) to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

Section 7.12 Limitation on Actions. Notwithstanding anything to the contrary in this Agreement, (a) no Action shall be commenced (including the dispute resolution procedures set forth in this Article VII) by an Indemnitee against an Indemnifying Party or any of their respective Affiliates more than twelve (12) months after the Indemnitee acquires, or reasonably should have acquired, knowledge of the facts giving rise to its right to indemnification under Article V (it being understood that if no such Action is commenced within such twelve (12)-month period, the Indemnifying Party shall be discharged from liability for such claim); and (b) no Action shall be commenced (including the dispute resolution procedures set forth in this Article VII) by a Party against the other Party asserting any claim arising from breach of any obligation of such other Party under this Agreement more than twelve (12) months after such first Party acquires, or reasonably should have acquired, knowledge of such breach, provided, however, regardless of such first Party’s knowledge of the facts giving rise to its claim based on a breach of this Agreement, no Action shall be commenced by such first Party against the other Party more than thirty-six (36) months after the occurrence of the initial event giving rise to such claim for such breach (it being understood that if no such Action is commenced within such twelve (12)-month or thirty-six (36)-month periods, as applicable, the breaching Party shall be discharged from liability for such breach).

ARTICLE VIII

INSURANCE

Section 8.1 Policies and Allocation of Related Rights and Obligations. Mastech acknowledges and agrees on its own behalf, and on behalf of each other member of the Mastech Group, that (i) neither Mastech nor any other member of the Mastech Group has any rights to or under any Third Party Shared Policy, except as expressly provided in this ARTICLE VIII and (ii) nothing in this ARTICLE VIII shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy.

Section 8.2 Third Party Shared Policies.

(a) Except as provided in any Ancillary Agreement, with respect to Third Party Shared Policies of workers’ compensation, automobile liability, general/product liability, excess/umbrella liability, directors and officers, crime or fiduciary liability for claims that arise out of insured events with an occurrence date prior to the Effective Time, iGATE will, or will cause the applicable insurance companies or members of the iGATE Group that are insured thereunder to (i) continue to provide Mastech and any other member of the Mastech Group with access to and coverage under the applicable Third Party Shared Policies, and (ii) reasonably cooperate with Mastech and take commercially reasonable actions as may be necessary or advisable to assist Mastech in submitting such claims under the applicable Third Party Shared Policies; provided, that neither iGATE nor the insurance company or member of the iGATE Group shall be required to maintain such Third Party Shared Policies beyond their current terms. For the avoidance of doubt, if an occurrence date is after the Effective Time for which coverage is otherwise available under Mastech’s own Policies, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Mastech under such Third Party Shared Policies.

(b) With respect to all Third Party Shared Policies, Mastech agrees and covenants (on behalf of itself and each other member of the Mastech Group, and each other Affiliate of Mastech) not to make any claim or assert any rights against iGATE and any other member of the iGATE Group, or the unaffiliated third-party insurers of such Third Party Shared Policies, except as expressly provided under this Section 8.2.

Section 8.3 Administration of Third Party Shared Policies; Other Matters.

(a) Administration. With respect to all Third Party Shared Policies, from and after the Effective Time, iGATE or a member of the iGATE Group shall be responsible for the insurance administration and claims administration of such Third Party Shared Policies; provided, that the retention of such administrative responsibilities by iGATE or a member of the iGATE Group is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Shared Policies as contemplated by the terms of this Agreement; provided further, that the retention of such administrative responsibilities by iGATE or a member of the iGATE Group shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Shared Policy. At its discretion, and in accordance with the terms of the Third Party Shared Policies, iGATE may discharge its administrative responsibilities with respect to such Third Party Shared Policies by contracting for the provision of administrative services to any unaffiliated Person, including, after the Effective Time, Mastech or any of its Affiliates. iGATE will use its commercially reasonable efforts to notify the appropriate member of the Mastech Group of such discharge. Mastech shall reimburse iGATE for any costs incurred by iGATE related to Insurance Administration and Claims Administration to the extent such costs (which include defense, out-of-pocket expenses of agents of iGATE providing the administrative services) are (i) not covered under the Third Party Shared Policies and (ii) related to Mastech Liabilities. iGATE or any member of the iGATE Group shall not settle any Insured Claim of Mastech or any member of Mastech Group under the Third Party Shared Policies without first obtaining the approval of Mastech or such member of Mastech Group. Such approval shall not be unreasonably withheld, delayed or conditioned.

(b) Exceeding Policy Limits. Where Mastech Liabilities are specifically covered under a Third Party Shared Policy for periods prior to the Effective Time, or where such Third Party Shared Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Mastech may claim coverage for Insured Claims under such Third Party Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 8.3(d)), subject to the terms of this Section 8.3. It is expressly understood that so long as iGATE is an Affiliate of Mastech prior to the Effective Time, iGATE may claim such coverage on behalf of Mastech, provided that iGATE will use its commercially reasonable efforts to notify Mastech of such claim.

(c) Claims Not Reimbursed. Except as set forth in this Section 8.3, iGATE and Mastech shall not be liable to one another (nor shall any member of the iGATE Group be liable to any member of the Mastech Group) for claims, or portions of claims, not reimbursed by insurers under any Third Party Shared Policy for any reason not within the control of iGATE or Mastech, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Shared Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by iGATE or Mastech (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of iGATE and Mastech to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 8.4(e). It is expressly understood that the foregoing provisions in this Section 8.3(c) shall not limit any Party’s liability to any other Party for indemnification pursuant to ARTICLE V.

(d) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Shared Policies shall be paid to or on behalf of the insured under the relevant Third Party Shared Policy, which insured shall thereafter administer the Third Party Shared Policies by paying the Insurance Proceeds, as appropriate, to iGATE with respect to iGATE Liabilities and Mastech with respect to Mastech Liabilities. In the event that the aggregate limits on any Third Party Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Shared Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(e) Allocation of Deductibles. In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Shared Policy arising from the same occurrence and for which a deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Shared Policy pursuant to Section 8.3(d), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

(f) Allocation of Dividends. In the event that dividends for favorable claim experience under any Third Party Shared Policy are reimbursed to iGATE after the Effective Time, the Parties agree to allocate such dividends received thereunder based upon their respective percentage of the total of their respective costs applicable to coverage under such Third Party Shared Policy.

Section 8.4 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this ARTICLE VIII shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 8.5 Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this ARTICLE VIII.

Section 8.6 Miscellaneous. Nothing in this Agreement shall be deemed to restrict Mastech or iGATE, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Mastech and iGATE shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs. Mastech acknowledges and agrees on its own behalf, and on behalf of each member of the Mastech Group, that iGATE has provided to Mastech prior to the Effective Time all information necessary for Mastech or the appropriate member of the Mastech Group to obtain such insurance policies and insurance programs necessary to cover any and all risk of loss related to the Mastech Business.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of such Ancillary Agreement shall control.

Section 9.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses.

(a) Except as otherwise expressly provided (i) in this Agreement (including paragraphs (b) and (c) of this Section 9.5) or (ii) the Ancillary Agreements, the Parties agree that all out-of-pocket fees and expenses (including the costs to obtain Consents and the costs of outside advisors) directly related to the transactions contemplated hereby that are incurred prior to the Effective Time by either party and any Liability incurred following the Separation as a result of the consummation of the Separation, shall be borne and paid by iGATE.

(b) Each of iGATE and Mastech shall be responsible for payment of its respective costs and expenses (including the costs of its outside advisors) that are incurred after the Effective Time, whether in connection with the Separation or otherwise.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 4.3, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To iGATE:

iGATE Global Solutions Limited

158-162 & 165-170 EPIP Phase II Whitefield

Bangalore, India 560 066

Attn: Sujit Sircar

E-mail: sujit.sircar@igate.com

Facsimile: 41259090

To Mastech:

Mastech Holdings, Inc.

1000 Commerce Drive

Pittsburgh, PA 15275

Attn: Jack Cronin

E-mail: john.cronin@mastech.com

Facsimile: 412-494-9272

Section 9.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.8 Amendments. Subject to the terms of Section 9.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 9.9 Assignment. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 9.10 Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including ARTICLE V hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of iGATE without the approval of Mastech or the stockholders of iGATE. In the event of such termination, no Party shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 9.11 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within ten (10) Business Days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 9.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE V).

Section 9.13 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time.

Section 9.14 Third Party Beneficiaries. Except as provided in ARTICLE V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.17 Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or at the Distribution shall take place at the offices of Reed Smith LLP, Pittsburgh, Pennsylvania.

Section 9.18 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the Commonwealth of Pennsylvania.

Section 9.19 Consent to Jurisdiction. Subject to the provisions of ARTICLE VII, each of the Parties irrevocably submits to the exclusive jurisdiction of any courts of the Commonwealth of Pennsylvania or courts of the United States of America sitting in Allegheny County, Pennsylvania (the “Pennsylvania Courts”), and any appellate courts from any thereof. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 9.6 shall be effective service of process for any Action, suit or proceeding in the Pennsylvania Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Pennsylvania Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with ARTICLE VII, (ii) provisional or temporary injunctive relief in accordance therewith in any Pennsylvania Court, and (iii) enforcement of any such award of an arbitral tribunal or a Pennsylvania Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 9.21 Waiver of Jury Trial. SUBJECT TO ARTICLE VII AND SECTIONS 9.19 AND 9.20 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.21.

Section 9.22 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.23 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.24 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the day and year first above written.

iGATE CORPORATION

By	/s/ Phaneesh Murthy
Name:	Phaneesh Murthy
Title:	President and Chief Executive Officer

MASTECH HOLDINGS, INC.

By	/s/ Steve Shangold
Name:	Steve Shangold
Title:	President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]